Exhibit 6.986

DEVELOPMENT AGREEMENT

This Development Agreement (this “Agreement”) is made as of July 15, 2021 (“Effective Date”), by and between IPLTech Electric Private Limited, a private limited corporation incorporated and existing under the laws of India (“Developer”), and Principal Solar Inc., a Delaware corporation (the “Company”). Developer and Company may be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Developer is in the business of designing, developing, manufacturing and selling heavy duty pure electric trucks, and desires to provide certain services to the Company; and

WHEREAS, the Company desires to utilize the development services of Developer and to purchase and acquire certain pure electric trucks produced by Developer for sale in the agricultural sectors of Canada and North America in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged in all respects, the Parties hereto, intending to be legally bound hereby, agree as follows:

I.       DEVELOPMENT.

a.                   Services. Developer shall provide to the Company the services set forth in Schedule 1, to commence as of the Effective Date (the “Services”), in connection with the development of a prototype of one (1) pure electric truck (“Prototype”). Upon completion of the Services, Developer shall, at the sole cost of Company, ship the Prototype to the U.S. and assist Company with obtaining all necessary regulatory approvals. All costs, fees and expenses associated with obtaining any approvals shall be paid by Company.

b.                  License Agreement. Upon completion of the Demonstration, the Parties shall enter into a license agreement with reasonable commercial terms in a form as mutually agreed upon by the Parties for the provision of manufacturing and selling pure electric trucks in the form of the Prototype (the “License Agreement”). Company agrees to pay Developer a fee for each pure electric truck sale under the terms and conditions of the License Agreement. In connection with the License Agreement, the Convertible Note (as defined in Schedule 2) shall be credited towards the Development Fee and shall be cancelled.

c.                   Expenses. Except as set forth in Schedule 3, Developer shall furnish, at its own expense, the equipment, supplies, and other materials used to perform the Services.

II.           COMPANY’S RESPONSIBILITIES. Company shall provide to Developer, at its own expense, the equipment, supplies, materials and services set forth in Schedule 3.

III.          PAYMENT FOR SERVICES. As compensation for the Services, the Company shall pay Developer the fees set forth in Schedule 2.

IV.           RELATIONSHIP OF THE PARTIES. Developer is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between the Company and any other person, for any purpose. Developer shall have no authority, and shall not hold itself out as having any authority, to bind the Company or to make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

V.             INTELLECTUAL PROPERTY RIGHTS. Developer is, and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in, to and under all the results and proceeds of the Services performed under this Agreement, and all work otherwise performed for the Company hereunder (collectively, the “Deliverables”), including all patents, patent applications, copyrights, copyright applications, moral rights, trademarks (whether registered or at common law), trademark applications, trade secrets, know-how, and other intellectual property rights of any kind, whether or not registrable, whether choate or inchoate (collectively, “Intellectual Property Rights”) therein. Developer shall be the sole author and exclusive owner of all copyright Deliverables and all Intellectual Property Rights related thereto.

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VI.           CONFIDENTIALITY. The Parties acknowledge that each Party will have access to information that is treated as confidential and proprietary by the other Party including, without limitation, the existence and terms of this Agreement, trade secrets, know-how, technology, designs, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, software, hardware and other information technology systems and ecosystems and operations of the each Party, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that each Party develops in connection with the Services, including, but not limited to, any Deliverables, shall be subject to the terms and conditions of this Section VI. The Parties agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the other Party in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Each Party shall notify the other Party immediately in the event it becomes aware of any loss or disclosure of any Confidential Information.

VII.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Developer that:

a.                The Company is duly organized and in good standing and has all requisite power and capacity and full legal right to enter into this Agreement, to grant the rights granted herein and to perform fully all of its obligations in this Agreement, and the other Parties to this Agreement shall be entitled to enforce it against Company in accordance with its terms;

b.                The Company’s entry into and performance of its obligations, undertakings and the other transactions contemplated by it has been duly authorized by all applicable authority, and this Agreement has been duly executed and delivered and is in enforceable in accordance with its terms;

c.                  The Company’s entry into and performance of its obligations and undertakings, and the other transactions contemplated by this Agreement, do not and will not violate any law, or conflict with or result in any breach or default under any other agreement to which the Company is subject; and

d.                  Developer will retain good and valid title to all Deliverables, including all Intellectual Property Rights associated therewith, free and clear of all encumbrances and liens of any kind and, and Company has the absolute and unconditional right to assign any right, title and interest to, in and under all Deliverables (including, for the avoidance of doubt, all Intellectual Property Rights associated therewith).

VIII.         REPRESENTATIONS AND WARRANTIES OF DEVELOPER. Developer represents and warrants to the Company that:

a.                   Developer is duly organized and in good standing and has all requisite power and capacity and full legal right to enter into this Agreement, to grant the rights granted herein and to perform fully all of its obligations in this Agreement, and the other Parties to this Agreement shall be entitled to enforce it against Developer in accordance with its terms;

b.                  Developer’s entry into and performance of its obligations, undertakings and the other transactions contemplated by it has been duly authorized by all applicable authority, and this Agreement has been duly executed and delivered and is in enforceable in accordance with its terms;

c.                   Developer’s entry into and performance of its obligations and undertakings, and the other transactions contemplated by this Agreement, and its performance of the Services, do not and will not violate any law, or conflict with or result in any breach or default under any other agreement to which Developer is subject; and

d.                  All Deliverables are Developer’s original work (except for material in the public domain) and do not and will not violate or infringe upon the intellectual property rights or any other right whatsoever of any person, firm, corporation, or other entity.

IX.           PUBLICITY.

a.                   Upon the Effective Date, a press release shall be issued substantially in the form attached hereto as Exhibit A.

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b.                  Company shall ensure that all pure electric trucks produced pursuant to the terms of this Agreement will have “Powered by IPLTech Electric” prominently displayed on the operating pure electric trucks in addition to the frame logo.

c.                   Any promotion or publicity by Company shall prominently mention “IPLTech” as the technology provider for the pure electric trucks in each case subject to Developer’s prior written consent.

d.                   The Parties agree to cooperate in the development of pre-approved marketing and promotional materials as it relates to Developer’s technology throughout North America.

X.            CHOICE OF LAW; DISPUTE RESOLUTION.

a.                   Choice of Law. This Agreement and all related documents including all schedules attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by and construed in accordance with, the substantive laws of the State of New York, U.S.A., without giving effect to the conflict- or choice-of-laws provisions, rules or principles of the State of New York, or of any other jurisdiction anywhere else in the world, to the extent that giving effect to same would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

b.                  Mandatory Binding Arbitration. All disputes, controversies or claims between the Parties arising out of or in connection with this Agreement (including its existence, validity or termination) which cannot reasonably be earlier amicably settled shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate, the International Center for Dispute Resolution, in New York City, New York, U.S.A. The arbitration tribunal shall be composed of one arbitrator and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

XI.           EXCLUSIVITY.

Until completion of the Services, Developer shall not enter into any similar agreement with any Minority Owned-Business. “Minority Owned-Business” means any business owned at least 51% by minority individuals. Minority group members are United States citizens who are Asian-Indian, Asian-Pacific, Black, Hispanic and Native American.

XII.          MISCELLANEOUS.

a.                   Survival. The terms and conditions of this clause and Sections IV, V, VI, X and XII shall survive the expiration or termination of this Agreement.

b.                  Export Law Compliance. Developer shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

c.                   Taxes; Regulatory Fees. In the event taxes or regulatory fees are required to be made under this Agreement or in connection with the Services by any U.S. (state or federal) or foreign government, Company shall pay such taxes to the appropriate authority.

d.                  Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the signature page of this Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, internationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or registered air mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving Party has received the Notice and (b) the Party giving the Notice has complied with the requirements of this Section.

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e.                   Entire Agreement. This Agreement, together with any other documents incorporated herein by reference, and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

f.                    Amendment; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, and any of the terms thereof may be waived, only by a written document signed by each Party to this Agreement or, in the case of waiver, by the Party or Parties waiving compliance.

g.                  Interpretation. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, and this Agreement shall be interpreted in such a fashion as to facilitate the intent of the Parties as expressed in the substance hereof, including for the avoidance of doubt and without limitation, that the Developer shall be the sole and exclusive owner of all Deliverables and associated Intellectual Property Rights, and that nothing in this Agreement shall create any employer-employee relationship, or any association, partnership, joint venture or agency relationship between the Company and any other person.

h.                  Counterpart Execution. This Agreement may be executed in multiple counterparts and by electronic or facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Development Agreement to be duly executed and delivered as of the Effective Date.

Developer:

IPLTECH ELECTRIC PRIVATE LIMITED	Address for Notices:

By: /s/ Siddhartha Das	IPL Tech Electric Private Limited
Name: Siddhartha Das	388/2, 389 390, Badkhal Pali Rd
Title: CoFounder CEO	near PSP dharam kanta,
Nawada Bhankri,
Faridabad, Haryana 12100
India

Email Address for Notices:

sid@ipllogisticstechnologies.com
Company:

PRINCIPAL SOLAR INC.	Address for Notices:

By: /s/ K. Bryce Toussaint	Principal Solar Inc.
Name: K.BRYCE TOUSSAINT	100 CRESCENT COURT SUITE 700
Title: CHAIRMAN AND CEO	DALLAS, TX 75201
Email Address for Notices:

kt@pswwenergy.com

[Signature Page to Development Agreement]

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SCHEDULE 1

SERVICES

Description of Services:

In accordance with and subject to the terms of this Agreement, the fee paid by Company to the Developer (“Development Fee”) shall cover the provision of the following Services:

•	Within six (6) months of receipt of the Frame, Developer shall design and develop the Prototype.

•	Developer shall demonstrate that the Prototype has a carrying load over a distance in fair to rough terrain as evidenced by video tapes (the “Demonstration”).

•	Development of drive train and allied technology for the specified use case

•	Cost of ONE (1) set of aggregates for fitment in the Prototype

•	All travel expenditures of Developer to produce the Prototype

•	Designing the power train for the performance parameters agreed

•	Designing including Hardware and Software design for all allied equipment such as VCU, MCU and TCU

•	Designing the battery capacity and configuration

•	Designing Hardware and Software for all allied systems with battery pack such as BMS and BMU

•	Designing the power distribution system

•	Designing the Steering and Braking additional Electric Motors to couple with the existing Steering and Braking system

•	Designing the Wire Harnesses both HV and LV

•	Designing the Metering system

•	Designing the DCDC system as required

•	Vendor development of ALL equipment as required

•	Alignment of Power train to existing Propeller and Axles in Frame provided by Company

•	Redesign of Cabin as required for new Metering

•	Payment and Procurement for ALL Aggregates above for the Prototype

•	Testing the Prototype to conform to parameters signed off

•	Assistance to Company for any regulatory approvals and ensuring technical parameters conform to regulatory requirements

•	Designing the Charger system and ensuring handshaking with the Prototype

•	A Cloud based software for monitoring the performance of the Prototype; Company shall have user access to the Cloud based software.

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SCHEDULE 2

PAYMENT

Payment:

Company shall pay to Developer, subject to the terms of this Agreement, Five Million U.S. Dollars ($5,000,000) (the “Development Fee”) for the Services set forth below, in accordance with the completion of the following milestones:

I.	Company shall credit Two Million Five Hundred Thousand U.S. Dollars ($2,500,000) to Developer as consideration for a Convertible Note to be entered into by the Parties on or before August 15, 2021. “Convertible Note” shall mean a promissory note that may be paid at the option of the obligor by set-off against the Development Fee due from the Company. Upon the execution of the License Agreement, the principal amount of the Convertible Note ($2,500,000) shall be credited towards the Development Fee and the Convertible Note shall be marked “Paid in full and cancelled.” The Convertible Note shall have a monthly coupon of 0.4% and a term of 3 years.

In addition to the Convertible Note, Company shall have the option to purchase equity in Developer in an amount of $1 million at a pre-money valuation of $125 million on or before September, 30 2021 or in connection with a qualified fund investment of a minimum of $25 million (“QFI”), whichever is later. If Developer has not raised at least $25 million from a QFI by December 31, 2021, the equity valuation for the $1 million shall be $100 million instead of $125 million.

II.	Upon the Demonstration, Company shall pay to Developer One Million Five Hundred Thousand U.S. Dollars ($1,500,000).

III.	Upon receipt by Company of the first customer deposit, Company shall pay to Developer One Million U.S. Dollars ($1,000,000) as the full and final installment payment of the Development Fee.

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SCHEDULE 3

COMPANY’S RESPONSIBILITIES

Company, at its sole cost, shall provide the frame of the pure electric truck for the Prototype, including the chassis, suspension, axles, cabin, braking and steering system assembled (the “Frame”). The Frame shall be delivered to Developer in India at Company’s sole expense.

In addition, the following shall be the responsibility of the Company:

•	Identifying the specific use case in agriculture in a specific geography

•	Identifying the size of the Prototype and its configuration

•	Setting and signing off the performance parameters with Developer post fitment of electric drive train

•	Arranging a basic workshop for the fitments close to the use case

•	Providing 3 D CAD diagrams of the Frame in Solidworks

•	Providing circuit diagrams for the braking system and steering system and the electrical system

•	Jointly testing the Prototype with Developer

•	Obtaining and paying for any regulatory requirements as required

•	Sharing with Developer the 3D CAD design of the Frame to enable Developer to integrate the various planned technologies

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